Zumiez Inc. Reports June 2016 Sales Results

Net Sales Decreased 0.6% to $66.6 Million; June 2016 Comparable Sales Decreased 4.5%

LYNNWOOD, WA -- (Marketwired - July 06, 2016) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced that total net sales for the five-week period ended July 2, 2016 decreased 0.6% to $66.6 million, compared to $67.0 million for the five-week period ended July 4, 2015. The Company's comparable sales decreased 4.5% for the five-week period compared to a comparable sales decrease of 3.3% in the year ago period.

To hear the Zumiez prerecorded June sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of July 2, 2016 we operated 670 stores, including 601 in the United States, 44 in Canada, and 25 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200